Exhibit 99.41

Management’s Discussion and Analysis

Introduction and Interpretation

This discussion and analysis by management (“MD&A”) of West Fraser Timber Co. Ltd.’s (“West Fraser”, the “Company” or “we”, “us”, or “our”) financial performance for the three and nine months ending September 30, 2020, should be read in conjunction with the cautionary statement regarding forward-looking statements below, our third quarter 2020 unaudited condensed consolidated interim financial statements and accompanying notes (“Financial Statements”), as well as our 2019 annual MD&A and annual audited consolidated financial statements included in the Company’s 2019 Annual Report. Dollar amounts are expressed in Canadian currency, unless otherwise indicated, and references to US$ are to the United States dollars.

Unless otherwise indicated, the financial information contained in this MD&A has been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board. An advisory with respect to the use of Non-IFRS measures is set out below.

This MD&A includes references to benchmark prices over selected periods for products of the type produced by West Fraser. These benchmark prices are for one product, dimension, or grade, and do not necessarily reflect the prices obtained by West Fraser during those periods as we produce and sell a wide offering of products, dimensions, grades, and species. For definitions of other abbreviations and technical terms used in this MD&A, please see the Glossary of Industry Terms found in our most recent Annual Report.

Where this MD&A includes information from third parties, we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

This MD&A uses the following terms that are found in our most recent Annual Report: “SPF” (spruce/pine/balsam fir lumber), “SYP” (southern yellow pine lumber), “MDF” (medium-density fibreboard), “LVL” (laminated veneer lumber), “BCTMP” (bleached chemithermomechanical pulp) and “NBSK” (northern bleached softwood kraft pulp).

The information in this MD&A is as at October 26, 2020, unless otherwise indicated.

Forward-Looking Statements

This MD&A contains historical information, descriptions of current circumstances, and statements about potential future developments and anticipated financial results. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader, but their accuracy depends on a number of assumptions and are subject to various risks and uncertainties.

Forward-looking statements are included under the headings “Recent Developments” (concerning finalization of Administrative Review duty rates, pending proceedings related to the U.S. Softwood Lumber dispute, potential duty and COVID-19, including its duration, nature of government responses, adjustments to our operations, potential impacts, and our ability to weather its impacts), “Discussion & Analysis of Non-Operational Items” (concerning adjustments to duty rates, liability for certain adjustments under a former power purchase agreement and reduction in corporate income tax rate in the Province of Alberta), “Lumber Segment” (concerning countervailing and antidumping duty rates, timing for future administrative reviews and cash deposit rates), and “Business Outlook” (concerning our markets (including demand for our lumber in the U.S. and China, the adjustment to duty rates, and pulp demand), operations (including impact of COVID-19, lumber production, operating strategy, log costs, demand for panels, maintenance shutdowns for NBSK mills)), and cash flows (including liquidity, future dividends and the availability of government payment deferrals programs). By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts, and other forward-looking statements will not occur. Actual outcomes and results of these statements will depend on several factors, including those matters described under “Risks and Uncertainties” in this MD&A and the MD&A included in our 2019 Annual Report, and may differ materially from those anticipated or projected. This list of important factors affecting forward-looking statements is not exhaustive, and reference should be made to the other factors discussed in public filings with securities regulatory authorities. Accordingly, readers should exercise caution in relying upon forward-looking statements as we undertake no obligation to publicly update or revise forward-looking statements, whether written or oral, to reflect subsequent events or circumstances except as required by applicable securities laws.

Non-IFRS Measures

Throughout this MD&A, reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, available liquidity, and total and net debt to total capital ratio (collectively “these Non-IFRS measures”). We believe that, in addition to earnings, these Non-IFRS measures are useful performance indicators for investors with regard to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These Non-IFRS measures are not generally accepted financial measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these Non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”), or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these Non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these Non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these Non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the Non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is provided in the tables set forth below.

Recent Developments

Administrative Review (“AR”) 1 Duty Rates

On July 21, 2020, the U.S. Department of Commerce (“USDOC”) issued a new tolling memorandum, extending the AR1 duty rate finalization to November 2020. As a result of this delay, we will continue to remit cash deposits at a combined duty rate of 23.56% instead of at the lower AR1 rate of 9.08% published as preliminary on February 3, 2020. The rates that will ultimately be finalized in November 2020 may be different.

NAFTA Panel Ruling on Injury and WTO Ruling on Subsidy

On May 22, 2020, the North American Free Trade Agreement (“NAFTA”) panel issued its final decision on “Injury”. The NAFTA panel rejected the Canadian parties’ arguments and upheld the U.S. International Trade Commission’s (“USITC”) remand determination in its entirety.

On August 28, 2020, the World Trade Organization’s (“WTO”) dispute-resolution panel ruled unanimously that U.S. countervailing duties against Canadian softwood lumber are inconsistent with the WTO obligations of the United States. The decision confirmed that Canada does not subsidize its softwood lumber industry. On September 28, 2020, the U.S. announced that it would appeal the WTO panel’s decision.

The softwood lumber case will continue to be subject to NAFTA or the new Canada-United States-Mexico Agreement (“CUSMA”) and WTO dispute resolution processes, and litigation in the U.S. In the past, long periods of litigation have led to negotiated settlements and duty deposit refunds. In the interim, duties remain subject to the USDOC Administrative Review (“AR”) process, which results in an annual adjustment of duty deposit rates.

Coronavirus

The impact of the novel Coronavirus (“COVID-19”) pandemic has required unprecedented actions to control the spread of the virus and has resulted in governments and businesses worldwide enacting emergency measures and restrictions to combat the spread of COVID-19. These measures and restrictions, which include the implementation of travel bans, border restrictions, mandated and voluntary business closures, self-imposed and mandatory quarantine periods, isolation orders, and physical distancing have caused material disruption to businesses globally, resulting in an economic slowdown and have led to disruptions to our workforce and operating facilities, customers, production, sales, and supply chain. While some of these restrictions and closures have been eased or lifted, the resurgence of COVID-19 in certain areas may result in their re-imposition or the implementation of other restrictions. Governments and central banks have reacted with significant monetary and fiscal interventions and other measures designed to stabilize economic conditions.

The ongoing economic and financial impact of the COVID-19 outbreak is unknown at this time, as is the effectiveness of government and central bank measures to stabilize the economy and limit the spread of COVID-19. It is not possible to reliably estimate the ongoing effects on the economy, our operations, the markets for our products, or our financial results and condition. In the near term, we have seen a return of robust demand for SYP, SPF, and plywood, which in combination with production curtailments and what is believed to be low inventory levels across the supply chain, has led to increased prices. However, it is uncertain if these demand and supply dynamics will continue or if demand will be negatively impacted by the resurgence of COVID-19.

The safety, health, and well-being of our employees and others on our sites and the communities in which we operate remains our primary focus. Our goal is to continue to operate safely and to mitigate potential exposure and the spread of COVID-19. We are guided by the requirements of public health authorities, including physical distancing strategies, increased cleaning and disinfection protocols at our sites, issuing protective equipment for our employees, remote working policies in communities that have high volumes of COVID-19 cases, the elimination of non-essential travel, and exposure screening.

As a result of the various impacts of COVID-19, we made several adjustments to our operating schedules starting in March of 2020 and into the second quarter of 2020. We operated on normal schedules in the third quarter of 2020. The 2020 production impact was a reduction of approximately 140 MMfbm of SPF lumber, 80 MMfbm of SYP lumber, 60 MMsf of plywood, and 19,000 tonnes of NBSK pulp, all of which was in the first half of 2020.

Risks and Uncertainties

A local, regional, national or international outbreak or escalation of a contagious disease, virus or other illness including COVID-19, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu or any other similar illness, or fear of the foregoing, could cause interruptions to our business and operations and otherwise have an adverse effect on our business, financial condition and/or results of operations including as a result of the effects on: (i) global economic activity, (ii) the business, operations, financial condition, and solvency of our customers caused by operating shutdowns or disruptions or financial or liquidity issues, (iii) the demand for and price of our products, (iv) the health of our employees and the impact on their ability to work or travel, (v) our ability to operate our manufacturing facilities, (vi) our supply chain and the ability of third party suppliers, service providers and/or transportation carriers to supply goods or services on which we rely on to transport our products to market, and (vii) our revenues, cash flow, liquidity and ability to maintain compliance with the covenants in our credit agreements.

Demand and prices for our products may be adversely affected by such outbreaks and pandemics that affect levels of economic activity, and we are unable to predict or estimate the timing or extent of the impact of such outbreaks and pandemics. Governmental measures or restrictions, including those requiring the closures of businesses, restrictions on travel, country, provincial or state and city-wide isolation orders, and physical distancing requirements, may directly affect our operations and employees and those of our customers, suppliers and service providers, and the demand for and pricing of our products. The spread of such viruses among our employees or those of our suppliers or service providers could result in lower production and sales, higher costs, and supply and transportation constraints. Accordingly, our production, costs, and sales may be negatively affected, which could have a material adverse effect on our business, financial condition and/or results of operation.

Given the ongoing and dynamic nature of the COVID-19 outbreak, it is challenging to predict the impact on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including the resurgence of COVID-19 as restrictions are eased or lifted, new information that may emerge concerning the spread and severity of COVID-19, and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including its effect (positive or negative; long or short term) on the demand and price for our products. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our supply chain, market pricing and customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, the valuation of long-lived assets, and operating results.

Summary Information

($ millions except as otherwise indicated)

	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
Earnings
Sales	1,690	1,276	4,161	1,190	3,748
Cost of products sold	(838)	(854)	(2,538)	(906)	(2,822)
Freight and other distribution costs	(175)	(184)	(527)	(181)	(547)
Selling, general and administration	(72)	(54)	(180)	(48)	(158)

Adjusted EBITDA[1]	605	184	916	55	221
Export duties	(49)	(42)	(126)	(44)	(127)
Equity-based compensation	(3)	6	(6)	(1)	(4)
Amortization	(66)	(65)	(201)	(65)	(193)
Restructuring and impairment charges	—	—	—	1	(25)

Operating earnings	487	83	583	(54)	(128)
Finance expense	(11)	(13)	(40)	(12)	(36)
Other	(11)	(3)	(2)	2	(9)
Tax (provision) recovery	(115)	(19)	(131)	19	65

Earnings	350	48	410	(45)	(108)

1. See section “Non-IFRS Measures” in this MD&A.

Exchange rates
CAD$1.00 converted to US$ – average	0.751	0.722	0.739	0.757	0.752

Selected Quarterly Information

($ millions except earnings per share (“EPS”) amounts which are in $)

	Q3-20	Q2-20	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18
Sales	1,690	1,276	1,195	1,129	1,190	1,317	1,241	1,274
Earnings	350	48	12	(42)	(45)	(58)	(5)	29
Basic EPS	5.09	0.70	0.18	(0.61)	(0.65)	(0.85)	(0.07)	0.42
Diluted EPS	5.09	0.70	(0.11)	(0.61)	(0.73)	(0.92)	(0.12)	0.29

Discussion & Analysis of Non-Operational Items

Adjusted Earnings and Adjusted Basic EPS

($ millions except EPS amounts, which are in $)

	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
Earnings	350	48	410	(45)	(108)
Add (deduct):
Export duties	49	42	126	44	127
Interest income recognized on export duty deposits receivable	(1)	—	(2)	—	(2)
Equity-based compensation	3	(6)	6	1	4
Exchange (gain) loss on long-term financing	1	3	(2)	(1)	2
Exchange (gain) loss on export duty deposits receivable	1	3	(3)	(1)	2
Insurance gain on disposal of equipment	—	(7)	(7)	—	—
Power purchase dispute	(8)	—	(8)	—	—
Restructuring and impairment charges	—	—	—	(1)	25
Re-measurement of deferred income tax assets and liabilities	—	—	—	—	(17)
Net tax effect on the above adjustments	(9)	(4)	(27)	(12)	(43)

Adjusted earnings[1]	386	79	493	(15)	(10)

Adjusted basic EPS[1,2]	5.63	1.13	7.19	(0.22)	(0.15)

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

We expensed export duties of $49 million in the quarter compared to $42 million in the previous quarter and $44 million in the third quarter of 2019. As noted in the table above, we have recorded interest income and foreign exchange adjustments on the estimated export duty deposits receivable. The USDOC has issued its preliminary results of the administrative review of our duty rates for the period of April 28, 2017 to December 31, 2018. These rates are expected to be finalized in November 2020, as the USDOC issued a second tolling delay in July 2020. The second AR covering the 2019 fiscal period commenced during the second quarter of 2020, but the results are not expected until 2021. On January 1, 2020, the 12-month period of investigation for the third AR began. AR3 is expected to be reviewed by the USDOC in 2021, and the rates finalized in 2022. We believe that the U.S. allegations of subsidy and dumping are unwarranted and that the rates applied will be adjusted upon review. See “Softwood Lumber Dispute” under the heading “Lumber Segment” in this report, and under the same heading of our 2019 annual MD&A, and in Note 14 of the Financial Statements for further information.

Our equity-based compensation includes our share purchase option, phantom share unit, and directors’ deferred share unit plans (collectively, the “Plans”), all of which have been partially hedged by an equity derivative contract. The Plans and equity derivative contract are fair valued at each quarter-end, and we record the resulting expense or recovery over the vesting period. Our fair valuation models consider various factors, with the most significant being the change in our Common shares’ market value from the beginning to the end of the relevant period. The expense or recovery does not necessarily represent the actual value that will ultimately be received by the holders of options and units.

Any change in the value of the Canadian dollar relative to the value of the U.S. dollar results in the revaluation of our U.S. dollar-denominated assets and liabilities. The revaluation of these assets and liabilities for our Canadian operations is included in other income, while the revaluation related to our U.S. operations is included in other comprehensive earnings. The table above reports our exchange gains or losses on U.S. dollar-denominated long-term financing and export duty deposits receivable during the periods presented. Exchange gains or losses realized on the working capital balances of our Canadian operations are identified under “Other Non-Operational Items” below.

During the second quarter of 2020, we finalized the insurance settlement related to the 2016 involuntary disposal of equipment associated with the fire at our WestPine MDF plant resulting in a $7 million gain recorded in other income in the panels segment. Additional details regarding the claim are included under the “Panels Segment.”

During the third quarter of 2020, as a result of certain administrative proceedings, we determined that a liability related to certain retroactive adjustments to charges under a power purchase agreement (the “Power Purchase Agreement”), terminated in 2016, should be recorded as a contingent liability. Although we dispute responsibility for such retroactive adjustments and the associated liability, we have accrued $8 million for such contingent liability. However, recognizing the expense does not prejudice our position that the liability is not our responsibility.

During the second quarter of 2019, we recognized a restructuring and impairment charge of $26 million related to the permanent closure of our Chasm, British Columbia (“B.C.”) lumber mill.

During the second quarter of 2019, the Alberta government enacted an income tax rate reduction from 12% to 8% phased in over four years, starting on July 1, 2019. We remeasured our deferred tax assets and liabilities and recorded a gain of $17 million. On June 29, 2020, the Alberta government announced its intention to expedite the rate reduction to 8% effective July 1, 2020. This change was not substantially enacted as of September 30, 2020, but we do not expect it to have a material impact on our 2020 tax expense.

Other Non-Operational Items

The table above identifies foreign exchange revaluations on our long-term assets and liabilities. Foreign exchange revaluations on working capital items were a loss of $2 million in both the current and previous quarters, compared to a $1 million gain in the third quarter of 2019. On a year-to-date basis, we recorded a foreign exchange gain of $2 million compared to a loss of $4 million in 2019.

Remeasurement of our interest rate swaps to fair value at each balance sheet date has caused volatility in other income as interest rates continue to decline. Fair value remeasurements will have no cumulative impact on earnings over the life of the contract. The current quarter fair value adjustment was a gain of $1 million compared to a loss of $2 million in the previous quarter and a loss of $1 million in the third quarter of 2019. On a year-to-date basis, we recorded a fair value loss of $6 million compared to a $4 million loss in 2019.

Finance expense for the quarter was lower than the previous quarter as we repaid our outstanding revolving borrowings. However, finance expense was higher when comparing the first nine months of the year to the same period of last year as our average borrowings on our line of credit were higher which more than offset lower variable borrowing rates.

We recorded an income tax expense in the current quarter of $115 million compared to $19 million in the previous quarter and a $19 million recovery in the third quarter of 2019. The effective tax rate was 25% in the current quarter compared to 28% in the previous quarter and 30% in the third quarter of 2019. Note 11 to the Financial Statements provides a reconciliation of income taxes calculated at the statutory rate to the income tax expense.

Discussion & Analysis by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
Lumber Segment Earnings
Sales
Lumber	1,205	856	2,797	728	2,280
Wood chips and other residuals	95	91	275	93	298
Logs and other	31	29	99	27	79

	1,331	976	3,171	848	2,657
Cost of products sold	(612)	(655)	(1,876)	(654)	(2,015)
Freight and other distribution costs	(118)	(130)	(358)	(122)	(371)
Selling, general and administration	(49)	(35)	(123)	(33)	(109)

Adjusted EBITDA[1]	552	156	814	39	162
Export duties	(49)	(42)	(126)	(44)	(127)
Amortization	(49)	(48)	(149)	(49)	(147)
Restructuring and impairment charges	—	—	—	1	(25)

Operating earnings	454	66	539	(53)	(137)
Finance expense	(8)	(10)	(31)	(9)	(25)
Other	(5)	(5)	6	3	(3)

Earnings before tax	441	51	514	(59)	(165)

SPF (MMfbm)
Production	818	754	2,365	793	2,487
Shipments	791	884	2,374	855	2,661
SYP (MMfbm)
Production	731	670	2,109	700	2,004
Shipments	716	707	2,150	686	2,009
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] - US$	768	357	508	356	354
SPF #3 Utility[2] - US$	532	311	386	277	295
SYP #2 West 2x4[3] - US$	748	433	517	376	383
SPF #2 & Better 2x4 - CAD$[4]	1,023	495	688	470	471
SPF #3 Utility - CAD$[4]	709	431	523	366	392
SYP #2 West 2x4 - CAD$[4]	996	600	700	496	509

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths - Net FOB mill.
3.	Source: Random Lengths - Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

Despite COVID-19, lumber markets continued to be robust in the third quarter, which we believe was fueled by low inventory volumes in the supply chain, improved levels of new home construction, and strong demand from repair and remodeling activity. The result was increased lumber pricing in the quarter and higher sales revenue against all comparative periods presented. A weaker Canadian dollar relative to the U.S. dollar compared to 2019 also contributed to improved 2020 sales revenue. The price variance resulted in an increase in Adjusted EBITDA of $424 million compared to the previous quarter, $496 million compared to the third quarter of 2019, and $592 million compared to the first nine months of 2019.

SPF shipment volumes were lower compared to both the prior quarter and the third quarter of 2019. Some intermittent rail service issues affected shipment volumes to the U.S. during the quarter. In the second quarter of 2020, we shipped a significant volume of inventory to export markets. This volume retreated in the third quarter contributing to the decline compared to the second quarter. The impact of permanent mill closures and shift reductions in the prior year reduced our capacity, and shipments have declined accordingly. SYP shipment volumes increased compared to the previous quarter and the third quarter of 2019 as demand was strong in the second and third quarters of 2020 and we had increased production due to improvements at our mills. Production volume changes are discussed in the section below. The volume variance resulted in a decrease in Adjusted EBITDA of $18 million compared to the previous quarter, $1 million compared to the third quarter of 2019, and an increase of $3 million compared to the first nine months of 2019.

SPF Sales by Destination

MMfbm	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
U.S.	469	491	1,409	526	1,596
Canada	204	165	501	154	523
China	93	175	355	134	424
Other	25	53	109	41	118

	791	884	2,374	855	2,661

Wood chip and residual sales were comparable to the previous and third quarter of 2019. They were lower than the first nine months of 2019 due to lower lumber SPF production resulting from temporary and permanent curtailments.

Costs and Production

Costs of products sold were lower in the current quarter and the first nine months of 2020 versus the comparative periods due to changes in shipment volumes, reductions in log costs, higher capacity utilization overall and improved SYP productivity and recovery.

In 2019, we permanently eliminated capacity at certain B.C. mills resulting in an annual capacity reduction of approximately 600 MMfbm. This reduction had a carryover impact of 450 MMfbm for the first nine months of 2020 compared to 250 MMfbm for the same period of 2019. We also implemented temporary SPF curtailments in the previous quarter and the comparative periods of 2019 in response to market demand, high log costs, and log supply constraints, as noted in the table below. We operated at near capacity during the current quarter and for the year to date have operated at a higher capacity utilization than the prior year in the aggregate.

SYP production was also temporarily curtailed in the previous quarter resulting in lower production of approximately 60 MMfbm compared to the current quarter. SYP production for the first nine months of 2019 was negatively affected by severe wet weather, particularly in Arkansas and Texas, which resulted in log shortages and production curtailments. SYP production volumes and unit production costs have improved in the current quarter and first nine months of 2020 as we continue to see the results from our capital improvements made in prior years. We operated at almost full capacity during the current quarter with some minor downtime due to employee shortages and Hurricane Sally in September 2020.

The following table shows the estimated amount of forgone production from the temporary curtailments.

Production impacts (MMfbm)	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
SPF	—	110	140	25	137
SYP	—	60	80	—	—

Temporary curtailments	—	170	220	25	137

SPF log costs slightly declined compared to the previous quarter as lower B.C. purchased log costs offset increased Alberta quota log costs. Alberta log costs increased due to a more responsive stumpage system, which fluctuates with published lumber prices. B.C. purchased log costs declined significantly compared to the third quarter of last year and first nine months of 2019, primarily due to reduced log demand from industry-wide temporary and permanent closures, and we had a disciplined approach to log procurement. SYP log costs were relatively stable over the comparative periods, although log costs increased in the first half of 2019 due to unusually wet weather.

Freight and other distribution costs generally trended with the changes in shipment volumes. However, a larger percentage of SPF lumber was sold in North America instead of offshore during the quarter, which lowered freight costs compared to the previous quarter and third quarter of 2019.

Export duties were higher than in the previous quarter due to higher SPF sales prices, offset partially by lower shipment volumes to the U.S. The higher SPF sales price also impacted the comparison to the third quarter and first nine months of 2019, as well as a lower estimated antidumping duty rate of 1.85% for the first nine months of 2020 compared to 5.05% for the same period of 2019.

Selling, general, and administration costs increased compared to the previous quarter, third quarter of 2019, and the first nine months of 2019 due primarily to increased variable compensation expense.

During the second quarter of 2019, we recorded a $26 million restructuring and impairment charge related to our Chasm, B.C. lumber mill’s permanent closure.

As a consequence of the items discussed above, Adjusted EBITDA increased by $396 million compared to the previous quarter, $513 million compared to the third quarter of 2019, and $652 million compared to the first nine months of 2019. The following table shows the Adjusted EBITDA variance for each comparative period.

($ millions)	Q2-20 to Q3-20	Q3-19 to Q3-20	YTD-19 to YTD-20
Adjusted EBITDA - Comparative period	156	39	162
Price	424	496	592
Volume	(18)	(1)	3
Changes in costs	4	34	71
Selling, general, and administration	(14)	(16)	(14)

Adjusted EBITDA - Current period	552	552	814

Discussions on finance expense are included under the “Other Non-Operational Items” section in this MD&A. Fluctuations in other income were due to foreign exchange revaluations on our Canadian operation U.S. dollar-denominated working capital.

Softwood Lumber Dispute

Our 2019 MD&A included in our 2019 Annual Report provides additional details of the softwood lumber dispute.

Developments in Countervailing (“CVD”) and Antidumping (“ADD”) rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation, and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first AR, as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1, as shown in the table below. On July 21, 2020, the USDOC issued a new tolling memorandum, which extended the AR1 duty rate finalization to November 2020. The duty rates are subject to an appeal process, and we will record an adjustment once the rates are finalized. If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of US$93 million for the POI covered by AR1. This adjustment would be in addition to the Canadian $103 million receivable balance recorded on our balance sheet on September 30, 2020. If these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

On January 1, 2020, we entered AR3 for POI January 1 to December 31, 2020. For the nine months ended September 30, 2020, we expensed ADD at the West Fraser Estimated Rate of 1.85% and CVD at the Cash Deposit Rate of 17.99%. The ADD Cash Deposit Rate remained at 5.57% for the quarter.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate, and the West Fraser Estimated ADD Rate for each period are as follows:

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (4-Dec-17)	AR1 Preliminary Rate[3] (3-Feb-20)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]
AR3 POI
January 1, 2020 - September 30, 2020	17.99%	17.99%	n/a [5]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017, until the USDOC published the Revised Rate.

2.	On December 4, 2017, the USDOC revised our CVD Rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary CVD Rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete, and the USDOC finalizes the rate, which is not expected until 2021.
5.	The CVD rate for the AR3 POI will be adjusted when AR3 is complete, and the USDOC finalizes the rate, which is not expected until 2022.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (4-Dec-17)	AR1 Preliminary rate[3] (3-Feb-20)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[6]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[6]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%
AR3 POI
January 1, 2020 - September 30, 2020	5.57%	5.57%	n/a [5]	1.85%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC revised our ADD Rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary ADD Rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete, and the USDOC finalizes the rate, which is not expected until 2021.
5.	The ADD rate for the AR3 POI will be adjusted when AR3 is complete, and the USDOC finalizes the rate, which is not expected until 2022.
6.

In fiscal 2017, our Estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

AR2 and AR3

AR2 covers the POI from January 1 , 2019 through December 31, 2019. The USDOC commenced AR2 during the second quarter of 2020. AR3 covers the POI from January 1, 2020 through December 31, 2020, and is expected to commence in 2021. The results of AR2 are not expected to be finalized until 2021 and AR3 until 2022. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Panels Segment

($ millions unless otherwise indicated)

	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
Panels Segment Earnings
Sales
Finished products	170	116	420	143	444
Wood chips and other residuals	4	3	11	4	14
Logs and other	2	2	6	2	5

	176	121	437	149	463
Cost of products sold	(103)	(82)	(295)	(115)	(358)
Freight and other distribution costs	(14)	(12)	(41)	(16)	(48)
Selling, general and administration	(8)	(7)	(22)	(5)	(19)

Adjusted EBITDA[1]	51	20	79	13	38
Amortization	(4)	(3)	(11)	(4)	(11)

Operating earnings	47	17	68	9	27
Finance expense	(1)	(1)	(3)	—	(3)
Other	1	7	8	—	—

Earnings before tax	47	23	73	9	24

Plywood (MMsf 3/8” basis)
Production	207	158	562	192	614
Shipments	202	172	566	196	609
MDF (MMsf 3/4” basis)
Production	57	42	154	57	168
Shipments	55	45	154	58	171
LVL (Mcf)
Production	559	326	1,379	526	1,526
Shipments	588	375	1,448	555	1,636
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] - CAD$	675	470	527	452	472

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report - Delivered Toronto.

Our panels segment includes our plywood, MDF, and LVL operations.

Sales and Shipments

Increased plywood pricing and robust plywood demand positively impacted the panel segment revenue for the quarter resulting in higher sales than the previous quarter and third quarter of 2019. The improved plywood pricing was more than offset by lower shipment volumes compared to the first nine months of 2019. The lower shipment volumes were due to the temporary plywood production curtailments in spring of 2020, as discussed below.

MDF and LVL pricing was flat compared to the first nine months of 2019, and MDF demand remained soft due to COVID-19 related economic impacts.

The panel segment price variance resulted in an increase in Adjusted EBITDA of $25 million compared to the previous quarter, $26 million compared to the third quarter of 2019, and $15 million compared to the first nine months of 2019.

Costs and Production

Freight and other distribution costs in our panels segment decreased in line with changes in shipment volumes.

Cost of products sold would have trended with changes in shipment volumes except for the positive impacts from lower purchased log costs in B.C. for the current quarter and the first nine months of 2020 relative to all comparative periods. B.C. purchased log costs declined in 2020 due to reduced demand from industry-wide temporary curtailments and permanent closures, and a disciplined approach to log procurement. The Alberta stumpage increase has not yet impacted the panel segment.

The previous quarter cost of products sold was also positively affected by the recognition of a $7 million business interruption insurance settlement for the 2016 WestPine MDF fire. This settlement also included another $7 million of insurance proceeds related to the involuntary disposal of equipment recognized in other income.

Plywood production was partially curtailed at the end of March until mid-May, resulting in lower production of approximately 50 Msf compared to the current quarter or 60 Msf compared to the first nine months of 2019. Plywood production was near capacity for the third quarter of 2020, with no significant curtailments. MDF and LVL were also temporarily curtailed in the second quarter resulting in higher production in the current quarter. MDF and LVL production schedules were reduced in 2020 to match demand resulting in lower production than the first nine months of 2019.

Selling, general, and administration costs increased compared to the previous quarter, third quarter of 2019, and the first nine months of 2019 due primarily to increased variable compensation expense.

As a consequence of the items discussed above, Adjusted EBITDA increased by $31 million compared to the previous quarter, by $38 million compared to the third quarter of 2019, and by $41 million compared to the first nine months of 2019. The following table shows the Adjusted EBITDA variance for each comparative period.

($ millions)	Q2-20 to Q3-20	Q3-19 to Q3-20	YTD-19 to YTD-20
Adjusted EBITDA - Comparative period	20	13	38
Price	25	26	15
Volume	8	1	(1)
Westpine BI insurance settlement	(7)	—	7
Change in costs	5	11	20

Adjusted EBITDA - Current period	51	51	79

Discussions on finance expense are included above under the “Other Non-Operational Items” section in this MD&A.

Fluctuations in other income were due to the $7 million insurance proceeds related to the 2016 involuntary disposal of equipment associated with the fire at our WestPine MDF plant recognized in the second quarter of 2020.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
Pulp & Paper Segment Earnings
Sales	221	219	661	224	734
Cost of products sold	(161)	(157)	(475)	(168)	(555)
Freight and other distribution costs	(43)	(42)	(128)	(43)	(128)
Selling, general and administration	(12)	(10)	(32)	(10)	(30)

Adjusted EBITDA[1]	5	10	26	3	21
Amortization	(10)	(11)	(32)	(11)	(32)

Operating earnings	(5)	(1)	(6)	(8)	(11)
Finance expense	(1)	(2)	(5)	(2)	(7)
Other	(8)	(2)	(6)	1	1

Earnings before tax	(14)	(5)	(17)	(9)	(17)

BCTMP (Mtonnes)
Production	172	169	507	172	501
Shipments	172	165	499	169	522
NBSK (Mtonnes)
Production	130	113	359	126	336
Shipments	128	108	353	122	341
Newsprint (Mtonnes)
Production	27	25	76	31	88
Shipments	27	26	80	32	83
Benchmark price (per tonne)
NBSK U.S. Spot - US$[2]	618	658	636	593	686
NBSK China - US$[3]	572	572	572	585	649
Newsprint - US$[4]	615	640	642	731	743
NBSK U.S. Spot - CAD$[5]	823	912	861	783	912
NBSK China - CAD$[5]	762	792	775	772	863
Newsprint - CAD$[5]	819	887	869	965	988

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc. – U.S. spot price delivered U.S.
3.	Source: Resource Information Systems, Inc. – China net price, delivered China. The China net price is the average of the North America and Scandinavia NBSK price.
4.	Source: Resource Information Systems, Inc. – Newsprint 27.7-lb East, delivered.
5.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. benchmark price.

The pulp & paper segment includes our NBSK, BCTMP, and newsprint businesses.

Sales and Shipments

Sales revenue was similar to the previous quarter and third quarter of 2019, as higher pulp shipments offset lower pulp and newsprint prices. Year-to-date sales were lower than in the same period of 2019 due to lower pulp and newsprint prices and lower combined shipment volumes. Sales for 2020 were positively affected by a weaker Canadian dollar relative to the U.S. dollar than in the comparative periods of 2019.

Printing and writing demand continued to decline in the third quarter of 2020, which negatively affected our pulp and newsprint pricing. We have been able to ship the pulp that we produced due to continued paperboard and tissue demand out of China and North America. Newsprint temporarily reduced production to match demand, and BCTMP had a delayed vessel sailing from 2018, which impacted BCTMP shipments in the first nine months of 2019.

The pulp & paper segment price variance resulted in a decrease in Adjusted EBITDA of $19 million compared to the previous quarter, $8 million compared to the third quarter of 2019, and $68 million compared to the first nine months of 2019.

Costs and Production

BCTMP production was relatively stable for all the comparable periods. Our Cariboo NBSK pulp mill was temporarily shut down for four weeks during the previous quarter in response to low fibre availability. We extended the shut by 12 days to complete the annual maintenance outage. The total impact of this shutdown was approximately 19,000 tonnes of lower production during the quarter. The first nine months of 2019 included a major maintenance shutdown at both of our NBSK mills with Hinton pulp in the first quarter and Cariboo pulp in the second quarter. Also, Hinton pulp had an additional unplanned outage in the first quarter of 2019.

Cost of products sold generally followed the change in shipment volumes. The current quarter and first nine-month fibre costs were lower than all comparative periods, as the fibre pricing formula follows the NBSK price. On a year-to-date comparison basis, current year energy costs and our NBSK maintenance costs were significantly lower, the latter due to the timing of major maintenance shutdowns.

Freight and other distribution costs trended with shipment volumes over all the comparative periods.

Selling, general, and administration costs increased compared to the previous quarter, third quarter of 2019, and the first nine months of 2019 due primarily to increased variable compensation expense.

As a consequence of the items discussed above, Adjusted EBITDA decreased by $5 million compared to the previous quarter, increased by $2 million compared to the third quarter of 2019, and increased by $5 million compared to the first nine months of 2019. The following table shows the Adjusted EBITDA variance for each comparative period.

($ millions)	Q2-20 to Q3-20	Q3-19 to Q3-20	YTD-19 to YTD-20
Adjusted EBITDA - Comparative period	10	3	21
Price	(19)	(8)	(68)
Volume	—	—	—
Change in costs	14	10	73

Adjusted EBITDA - Current period	5	5	26

Discussions on finance expense are included above under the “Other Non-Operational Items” section in this MD&A.

Fluctuations in other income were due to foreign exchange revaluations on our Canadian operation U.S. dollar-denominated working capital, and an $8 million expense for a dispute related to the Power Purchase Agreement terminated in 2016. Details on the dispute related to the Power Purchase Agreement is included above under the section “Adjusted Earnings and Adjusted EPS” in this MD&A.

Business Outlook

Markets

The most significant market for our lumber is the U.S., and our products are used in new residential construction, repair and remodelling, and industrial uses. Recent statistics have indicated a rebound in homebuilder activity, and the elevated level of repair and remodelling is expected to continue. The increased activity is believed to be supported by low mortgage rates, low availability of homes for sale, and an extended period of delayed building following the financial crisis. Housing starts have now recovered to near pre-pandemic level. Demand for SYP and SPF was robust through the third quarter but has shown a weakening trend in October. Many factors could be influencing the current pricing of lumber, including recent high lumber prices, the anticipation of a reduction in duty rates, general uncertainty relating to COVID-19, and typical seasonal influences. The market fundamentals for continued healthy demand for lumber appear to be in place.

On a year-to-date basis, our lumber exports to Asia have tracked in line with historical trends and changes in production levels year over year. We expect demand in China to ease over the next quarter as European supply to the Chinese market has been increasing, and demand for SPF has tempered.

Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for several decades. Countervailing and antidumping duties have been in place since April of 2017, and we are required to make deposits in respect of these duties. Whether and to what extent we can realize a selling price to recover the impact of duties payable will largely depend on the strength of demand for softwood lumber. If duties can be passed through to consumers, in whole or in part, the price of Canadian softwood lumber will increase. This increase may not be solely for the benefit of Canadian producers and could, in turn, cause the price of SYP lumber to increase as well, but SYP would not be subject to the duty. Regardless of the commodity price, export duties on SPF shipments to the U.S. remain a cost to our Company to the extent we cannot pass on the cost through increased selling prices. The finalization of the duty rates for the first AR period has been delayed until November 2020. The timing and extent of an adjustment to the preliminary rate, as published on February 3, 2020, is not possible to estimate, nor is the impact of changes in duty rates on the price of lumber.

Our panels segment primary component is plywood, which is sold mainly in Canada and is influenced by levels of home construction, repair and renovation, and industrial activity. The COVID-19 outbreak negatively impacted these markets at the beginning of the second quarter, but they strongly recovered since the economies started to reopen.

We anticipate that pulp markets may experience some stress in the near term due to decreased demand for pulp used in printing and writing products, which has been accelerated by several factors, including the shift in advertising from paper to digital media and the economic impact of COVID-19.

Operations

The potential remains that lumber shipments and production could be negatively affected over the coming months due to the COVID-19 impact on our operations. It is believed that lumber inventory levels at our customers were actively reduced at the onset of the pandemic, and it is taking time to rebuild inventory in the supply chain. High lumber prices in the third quarter and beyond are likely to impact stumpage and purchased log costs in western Canada. The Alberta system is quite responsive to lumber prices, and the Alberta government is implementing plans to increase the available cut in the province. In B.C., the next stumpage adjustment will be at year-end. Our operating strategy will be to manage production schedules and lumber inventory levels to available demand and economic fibre supply.

In our panels segment, demand appears steady through the end of the fourth quarter.

We completed our maintenance shutdown at our Cariboo pulp joint operation during the downtime in May. We are in the process of resuming production at our Hinton pulp mill following our major maintenance shutdown. The restart of our Hinton pulp facility following the major maintenance shutdown will be delayed and fourth quarter production is expected to be impacted by 24,000 tonnes. Our Quesnel BCTMP is scheduled for downtime for capital installation in the fourth quarter, resulting in approximately 11,000 lost production tonnes.

We continue to plan for the potential ongoing impact of the COVID-19 pandemic on our balance sheet and financial position, including reviewing our capital expenditure plans and managing working capital investments.

Cash Flows

We anticipate operating cash flows and available liquidity to support approximately $250 million of capital spending in 2020 and dividend and interest payments. We have paid a dividend every quarter since we became a public company in 1986. We intend to preserve sufficient liquidity to take advantage of strategic growth opportunities that may arise and to invest in our operations prudently to promote and maintain a cost advantage.

Since the onset of the COVID-19 pandemic, governments in both Canada and the U.S. at all levels have enacted various payment deferral mechanisms to address the near-term cash flow implications from reduced business activities. These mechanisms include the temporary deferral of payments on income, payroll, and other taxes, as well as temporary deferrals of the payment of other fees and assessments. The duration of these deferrals lasts from three months to two years. We have utilized a number of these deferral programs, which has positively impacted cash flow and working capital in the second and third quarter. Most of these programs will unwind over the balance of the year.

Capital Structure and Liquidity

Our capital structure consists of Common share equity and long-term debt, and our liquidity includes our operating facilities.

Operating Borrowing Facilities

On September 30, 2020, our operating facilities consisted of an $850 million committed revolving credit facility, a $150 million committed revolving credit facility with a two-year term, a $33 million (US$25 million) demand line of credit dedicated to our U.S. operations, and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. On September 30, 2020, there were no amounts outstanding under our revolving credit facility.

We also have credit facilities totalling $130 million dedicated to the issuance of letters of credit, of which US$15 million is committed to our U.S. operations. On September 30, 2020, our letter of credit facilities supported $62 million of open letters of credit.

All debt is unsecured except the $8 million joint newsprint operation demand line of credit, which is secured by that joint operation’s current assets.

Material Long-term Debt

In October 2014, we issued US$300 million of fixed-rate senior unsecured notes, bearing interest at 4.35% and due October 2024, pursuant to a private placement in the U.S. The notes are redeemable, in whole or in part, at our option at any time.

In August 2017, we were advanced a US$200 million 5-year term loan that, with the July 2019 extension, matures on August 25, 2024. Interest is payable at floating rates based on Base Rate Advances or LIBOR Advances at our option. This loan is repayable at any time, in whole or in part, at our option and without penalty but cannot be redrawn after payment.

On March 9, 2020, we extended the duration of our US$100 million notional interest rate swap from August 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

Equity

Our outstanding Common share equity consists of 66,395,419 Common shares and 2,281,478 Class B Common shares for a total of 68,676,897 shares issued and outstanding as of October 26, 2020.

Our Class B Common shares are equal in all respects to our Common shares, including the right to dividends and the right to vote, and are exchangeable on a one-for-one basis for Common shares. Our Common shares are listed for trading on the Toronto Stock Exchange while our Class B Common shares are not. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class by class basis.

Share Buybacks

On September 17, 2019, we renewed our NCIB allowing us to acquire an additional 3,318,823 Common shares for cancellation until the bid’s expiry on September 19, 2020. We have not renewed the NCIB as of October 26, 2020. The following table shows our purchases under various NCIB programs since the start of the program in 2013.

(number of common shares and price per share)

NCIB period	Common Shares	Average Price
September 19, 2018 to September 18, 2019
September 19, 2018 to December 31, 2018	2,230,436	$70.05
January 1, 2019 to September 18, 2019	1,178,400	$68.30
September 19, 2019 to September 19, 2020	—	—

September 17, 2013 to September 19, 2020	17,226,864	$66.05

Share Options

As of October 26, 2020, 1,332,632 share purchase options were outstanding, with exercise prices ranging from $23.68 to $85.40 per Common share.

Defined Benefit Pension Plans

The funded position of our defined benefit pension plans and other retirement benefit plans is estimated at the end of each period. As shown in Note 8 to our Financial Statements, the funded position is determined by subtracting the plan’s asset value from its obligations. The discount rate used to calculate our projected obligations at September 30, 2020, remained unchanged from June 30, 2020. However, the pension plan assets’ return rate was higher than the discount rate, which resulted in an after-tax actuarial gain of $24 million recorded in other comprehensive earnings. This compares to a loss of $161 million recognized in the previous quarter and a gain of $10 million in the third quarter of 2019.

Summary of Financial Position

($ millions, except as otherwise indicated)

	Q3-20	Q4-19	Q3-19
Cash and short-term investments	313	16	17
Current assets	1,426	1,147	1,130
Current liabilities	667	837	750
Ratio of current assets to current liabilities	2.1	1.4	1.5

Available liquidity
Cash and short-term investments	313	16	17
Operating lines available (excluding newsprint operation1)	1,033	882	883

	1,346	898	900
Cheques issued in excess of funds on deposit	—	(16)	(4)
Borrowings on operating lines	—	(377)	(316)

Available liquidity[2]	1,346	505	580

Debt
Operating loans	—	377	315
Current and long-term lease obligation	9	11	12
Current and long-term debt	680	663	675
Interest rate swaps[3]	9	3	4
Open letters of credit[3]	62	61	62

Total debt	760	1,115	1,068
Cash and short-term investments	(313)	(16)	(17)
Open letters of credit[3]	(62)	(61)	(62)
Interest rate swaps[3]	(9)	(3)	(4)
Cheques issued in excess of funds on deposit	—	16	4

Net debt	376	1,051	989
Shareholders’ equity	2,816	2,474	2,581

Total debt to total capital[4]	21%	31%	29%
Net debt to total capital[4]	12%	30%	28%

1.

Excludes $8 million demand line of credit dedicated to our jointly-owned newsprint operation as West Fraser cannot draw on it. Operating lines available includes a US$25 million demand line of credit translated at the balance sheet date foreign exchange rate.

2.	See section “Non-IFRS Measures” in this MD&A.
3.	Letters of credit facilities and the fair value of interest rate swaps are part of our bank covenants’ total debt calculation.
4.	Total capital is total debt or net debt plus shareholders’ equity.

Debt Ratings

We are considered investment grade by three leading rating agencies. In April 2020, both Moody’s and Standard & Poor’s revised our outlook from stable to negative, and Dominion Bond Rating Service from positive to stable. The ratings are included in the below table and are as of October 26, 2020.

Agency	Rating	Outlook
Dominion Bond Rating Service	BBB(low)	Stable
Moody’s	Baa3	Negative
Standard & Poor’s	BBB-	Negative

These ratings are not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the rating agencies.

Cash Flow

Our cash requirements, other than for operating purposes, are primarily for interest payments, repayment of debt, additions to property, plant, equipment and timber, acquisitions, and payment of dividends. In normal business cycles and years without a major acquisition or debt repayment, cash on hand and cash provided by operations have typically been sufficient to meet these requirements.

Cash Flow Statement

($ millions - cash provided by (used in))

	Q3-20	Q2-20	YTD-20	Q3-19	YTD-19
Operating Activities
Earnings	350	48	410	(45)	(108)
Amortization	66	65	201	65	193
Restructuring and impairment charges	—	—	—	(1)	25
Restructuring charges paid	—		—	(6)	(6)
Finance expense	11	13	40	12	36
Exchange (gain) loss on long-term financing	1	3	(2)	(1)	2
Exchange (gain) loss on export duty deposits	1	3	(3)	(1)	2
Export duty deposits	(8)	(2)	(18)	2	(2)
Post-retirement expense	25	25	75	19	60
Contributions to post-retirement plans	(12)	(16)	(41)	(23)	(61)
Income tax provision (recovery)	115	19	131	(19)	(65)
Income taxes received (paid)	14	90	103	10	(85)
Reforestation & decommissioning obligations	(18)	(13)	(7)	(16)	(10)
Other	12	(12)	5	2	8
Changes in accounts receivable	(69)	(26)	(160)	55	32
Changes in inventories	(27)	280	58	67	127
Changes in prepaid expenses	4	(9)	(9)	12	(4)
Changes in payables and accrued liabilities	148	(29)	147	(16)	(69)

	613	439	930	116	75

Financing Activities
Operating loans received (paid)	(360)	(325)	(377)	68	253
Financing expense paid	(4)	(16)	(29)	(6)	(27)
Dividends	(13)	(14)	(41)	(13)	(41)
Repurchases of Common shares	—	—	—	—	(81)
Other	(3)	1	(3)	(4)	(5)

	(380)	(354)	(450)	45	99

Investing Activities
Additions to capital assets	(60)	(60)	(179)	(133)	(323)
Other	6	2	14	6	19

	(54)	(58)	(165)	(127)	(304)

Change in cash	179	27	315	34	(130)

Operating Activities

The table above shows the components of cash flows used for or provided by operating activities for each comparative period. The significant factors affecting the comparison were improved earnings, working capital changes, and income tax receipts (payments).

Finished goods inventory levels have stabilized during the third quarter. This was after a significant drawdown of lumber, plywood, and SPF log inventory in the second quarter, as we continued to ship during our temporary production curtailments, and we had the normal second quarter Canadian logging curtailment due to wet and inaccessible land. Inventory was significantly reduced in the first nine months of 2019, primarily due to the reduction of lumber inventory as a result of the temporary and permanent curtailments and lower than normal log inventories in Alberta due to forest fires and unusually wet summer.

Accounts payable balances increased during the quarter due primarily to higher variable compensation and equity-based compensation accruals, higher stumpage payable due to the increase in Alberta stumpage rates, and higher export duties payable related to higher SPF lumber prices.

Accounts receivable balances increased during the quarter due primarily to higher lumber prices.

We received an income tax refund of $116 million in the first nine months of 2020, primarily related to our Canadian loss carry-back request from our 2019 tax returns. Installments for fiscal 2020 have remained low as our U.S. operations had tax loss carry-forwards to absorb before payments are required, and Canadian rules allow the majority of the payments to be made in February 2021. We made income tax payments of $97 million in the first nine months of 2019, of which $36 million was the final Canadian income tax payment for fiscal 2018.

Financing Activities

We have repaid our operating loan and increased cash by $179 million during the quarter due to improved earnings and positive working capital movements.

The weighted average interest rate on our outstanding borrowings at September 30, 2020, was 3.73%, after giving effect to the interest rate swaps.

Canadian and U.S. governments enacted various COVID-19 payment deferral programs for taxes and fees to help businesses with short-term liquidity issues as a result of the economic disruptions that arose from the voluntary and mandated business closures, travel bans, social distancing, and quarantine periods. As of September 30, 2020, we had approximately $15 million of deferred payments. The majority of these will unwind by the end of the year, with some U.S. payroll tax deferrals carrying forward into 2022.

We also returned $13 million to our shareholders through dividend payments during the quarter or $41 million for the first nine months of 2020.

Investing Activities

Cash flows used for investing activities in the quarter related primarily to capital asset additions. Capital asset additions for the first nine months of the year were $154 million for our lumber segment, $12 million for our panels segment, $11 million for our pulp & paper segment, and $2 million for our corporate segment.

Significant Changes to Contractual Obligations

Our material contractual obligations remain substantially unchanged from those described in our 2019 annual MD&A and annual audited consolidated financial statements, except as follows:

On March 9, 2020, we extended the duration of our interest rate swap from August of 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

On April 9, 2020, we obtained an additional $150 million committed revolving credit facility with a two-year term. The new credit facility is available for general corporate purposes and is on substantially similar terms to the existing $850 million credit facility.

Significant Management Judgments Affecting Financial Results

For a review of significant management judgments affecting financial results and critical accounting estimates, see the 2019 annual MD&A, which is included in our 2019 Annual Report and under the title “Recent Developments—COVID-19” in this MD&A.

New Accounting Pronouncements Issued but not yet Applied

In August 2020, the International Accounting Standards Board issued Interest Rate Benchmark Reform Phase 2, which amends various standards requiring interest rates or interest rate calculations. The amendments provide guidance on financial reporting after the LIBOR reform, including its replacement with alternative benchmark rates. The amendments are effective for annual periods beginning on or after January 1, 2021, with earlier application permitted. We do not expect these amendments to have a significant effect on our financial statements.

Controls and Procedures

Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures to provide reasonable assurance that all material information relating to our Company is gathered and reported to senior management, including the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer. The information must be presented on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting

Our management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS.

There has been no change in the design of our internal control over financial reporting during the three months ended September 30, 2020, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

In August 2020, the Company successfully implemented a new Enterprise Resource Planning software system to manage the sales, transportation, and supply chain for a large part of its Canadian lumber business. In connection with this implementation, the Company replaced multiple internal controls over financial reporting that were previously considered effective with similar internal controls that are also expected to be effective. In management’s judgment, these changes do not have a material effect on internal control over financial reporting.

Risks and Uncertainties

Our Company is subject to a number of risks and uncertainties. Risks and uncertainties are included in our 2019 annual MD&A in our 2019 Annual Report and under the title “Recent Developments—COVID-19” in this MD&A.

Additional Information

Additional information relating to our Company, including our Company’s Annual Information Form, is available on our website at www.westfraser.com and SEDAR at www.sedar.com.